UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2010

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

(614) 225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On January 12, 2010, Hexion Specialty Chemicals, Inc. (the “Registrant” and together with its subsidiaries, “Hexion”) announced its intent to seek amendments to its senior secured credit facilities to, among other things: (i) subject to the requirement to make such offers on a pro rata basis to all lenders, allow the Registrant to agree with individual lenders to extend the maturity of their term loans or revolving commitments, and for the Registrant to pay increased interest rates or otherwise modify the terms of their loans or revolving commitments in connection with such an extension, (ii) extend the maturity of term loans held by accepting lenders to May 5, 2015 and increase the interest rate with respect to such term loans, (iii) allow for the issuance of $700,000,000 aggregate principal amount of senior secured notes due 2018 (the “Notes”), (iv) allow for one or more future issuances of additional senior notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities, so long as, in each case, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and/or revolving loans under the senior secured credit facilities at par, (v) reset the amount available under incremental credit facilities to $200 million, (vi) allow for one or more future issuances of additional indebtedness, which may include indebtedness secured on a junior basis with the obligations under the senior secured credit facilities or unsecured indebtedness, in an amount not to exceed the amount available under incremental credit facilities, (vii) allow for certain types of receivables financing, and/or (viii) amend certain of the existing covenants therein. The proposed amendment of the senior secured credit facilities is subject to market and other conditions, and may not occur as described or at all.

The Registrant further announced that it has obtained approximately $175 million of commitments from revolving facility lenders for new revolving loans under its senior secured credit facilities (which includes $148 million of commitments previously announced) which will take effect upon the expiration of the existing revolving facility commitments. The commitments for the new revolving loans are subject to customary conditions. The new loan commitments will become effective upon the May 31, 2011 maturity of the existing revolving credit facility and will mature 91 days prior to the maturity date of the term loans under the senior secured credit facility, which is May 5, 2013. Committing lenders are being offered a 2.00% upfront fee as well as a 2.00% ticking fee on their commitments. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50%. The Registrant intends to pursue additional commitments for the new revolving loans. The terms and conditions of the Registrant’s existing revolving credit facility will remain in full force and effect and have not been altered by these new commitments, including but not limited to the interest rate.

The Registrant is furnishing the information under this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Registrant’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

In connection with the proposed amendment of its senior secured credit facilities, the Registrant also announced, pursuant to Rule 135c of the Securities Act of 1933, as amended (the “Securities Act”), Hexion’s intent to offer the Notes through a private placement. The Notes may initially be issued by special purpose subsidiaries of Hexion and the proceeds of the issuance may be placed in escrow pending satisfaction of certain conditions, including an amendment of the Registrant’s senior secured credit facilities. Upon satisfaction of the escrow conditions, the Notes are intended to be assumed and guaranteed by the same entities that issued and guarantee Hexion’s existing second lien notes. The Notes will be secured by the same collateral as the Registrant’s existing second lien notes, but the priority of the collateral liens securing the Notes will be senior to the collateral liens securing the existing second lien notes and will be junior to the collateral liens securing the Registrant’s senior secured credit facilities. The Notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be initially registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. The proposed offering of the Notes is subject to market and other conditions, and may not occur as described or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.

Date: January 12, 2010	By:	/s/ GEORGE F. KNIGHT
George F. Knight
Senior Vice President - Finance and Treasurer